Exhibit 99
                               PECO Energy Company
                            Deferred Compensation and
                        Supplemental Pension Benefit Plan
                       (Effective Date: November 1, 1981)
                     (As Amended Through November 25, 1996)


                  The purposes of this plan are to permit the total pension of executive employees of PECO Energy Company ("PECO") to be determined on a basis that is no less favorable than for all other employees of PECO, to consolidate prior deferred compensation agreements with certain of PECO's executive employees into one document, to offset the impact of deferrals under the PECO Management Incentive Compensation Plan on the pensions of participating employees, and to provide uniform rules and regulations of plan administration.
                  PECO therefore adopts the following plan of Deferred Compensation and Supplemental Pension Benefit Plan (the "Deferred Compensation Plan" or the "Plan"):
                  1. Administration. This Deferred Compensation Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of PECO (the "Board"). The Committee shall interpret the Deferred Compensation Plan; make factual determinations; establish such rules and regulations of plan administration that it deems appropriate; and appoint an administrator to assist the Committee in its responsibilities. The Committee's decisions with respect to the construction, administration and interpretation of the Plan shall be conclusive and binding, unless otherwise determined by the Board. The cost of the plan administration shall be paid by PECO, and shall not be charged against the deferred accounts of Plan participants.

                  2. Eligibility. Eligibility under the Deferred Compensation Plan is restricted to key management employees whose eligibility is determined by the Committee. Notwithstanding the foregoing, any employee who contributes an amount to the Deferred Compensation Plan through PECO's Management Incentive Compensation Plan shall be automatically eligible to participate in the Deferred Compensation Plan to the extent of such contribution.

                  3.       Deferrals.
                           (a)       Subject to such rules and procedures as the
Committee deems appropriate, each eligible employee may elect in writing (i) effective November 1, 1981 (the "Effective Date"), to receive a portion of his or her future cash compensation as deferred compensation, provided each such election is made prior to the period with respect to which the compensation is earned or otherwise payable, (ii) effective June 1, 1988 to receive all or a portion of his or her future awards under the PECO Management Incentive Compensation Plan as deferred compensation, provided each such election is made prior to the end of the calendar year with respect to which the award is calculated, and (iii) effective November 25, 1996 to receive all or a portion (in increments of 1%) of the lump sum payment pursuant to Paragraph 9(b)(1), below, as deferred compensation, provided such election is made prior to the calendar year in which such lump sum is scheduled to be paid and at least ninety (90) days prior to the date such lump sum is scheduled to be paid.
                  Deferred amounts shall be credited to a deferral account in the participant's name ("Deferral Account") for later distribution. Each participant's Deferral Account shall be a bookkeeping entry only, and PECO shall not be required to fund the Deferral Account. Any assets that may be held by PECO to fund a Deferral Account shall at all times remain unrestricted assets of PECO in its corporate capacity and not as fiduciary, and shall be subject to the claims of PECO's general creditors. Pending distribution, after the Effective Date each participant's Deferral Account shall be credited with earnings or interest as provide in Paragraph 3(b).
                                    (b)     (1) For purposes of measuring the
         earnings or losses credited to his Deferral Account, the participant may select, from among the investment vehicles available from time to time under the PECO Energy Company Employee Savings Plan (the "Savings Plan"), the investment media in which all or part of his
         Deferral  Account  shall  be  deemed  to be  invested.
                                    (2)  The participant shall make an
         investment designation in the form and
         manner prescribed by the Committee or its designee, which shall remain effective until another valid designation has been made by the participant as herein provided. The participant may amend his investment designation at such times and in such manner as prescribed by the Committee or its designee. A timely change to the participant's investment designation shall become effective as soon as administratively practicable.
                                    (3)  The investment media deemed to be
         made available to the participant, and
         any limitation on the maximum or minimum percentages of the participant's Deferral Account that may be deemed to be invested in any particular medium, shall be the same as available or in effect from time-to-time under the Savings Plan.
                                    (4)  Except as provided below, the
         participant's Deferral Account shall be deemed to be invested in accordance with his investment designations, and the Deferral Account shall be credited with earnings (or losses) as if invested as directed by the participant. If -
                                            (i) the participant does not
                                  furnish complete investment instructions, or
                                            (ii) the investment instructions
                                  from the participant are unclear,
         then the Deferral Account shall be credited with interest compounded and adjusted monthly, at a rate equal to the prime commercial lending rate of The Chase Manhattan Bank, N.A. in effect at the opening of business on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) plus 1/2 of 1%. The Deferral Accounts maintained pursuant to this Plan are for bookkeeping purposes only and PECO is under no obligation to invest such amounts.
                           PECO shall provide a statement to the participant not
         less frequently than annually showing such information as is appropriate, including the aggregate amount in his Deferral Account, as of a reasonably current date.

                  4. Prior Deferrals. The status of prior deferrals under individual contracts of deferred compensation shall be determined under the respective individual contracts until the Effective Date. After the Effective Date, in consideration of the supplemental pension benefit under Paragraph 9 below, the participant shall surrender any and all rights in amounts previously credited for additional pension benefits under individual contracts and the accumulated interest thereon (excluding amounts allocable for preretirement contingent annuitant option coverage). The balance of the employee's deferred compensation (including amounts allocable for preretirement contingent annuitant option coverage with interest thereon) shall be credited to his or her Deferral Account. Those employees with prior deferrals who have retired or otherwise separated from service prior to the Effective Date shall not participate in the Deferred Compensation Plan, and their rights shall be determined under the respective individual contracts.

                  5. Distributions. If the participant's employment with PECO is terminated for retirement, the amount standing to a participant's Deferral Account shall be distributed to the participant commencing after the participant's separation from service when the participant's accrued benefit begins to be paid under PECO's Service Annuity Plan. Distributions shall be paid monthly over 15 consecutive twelve-month periods.
                  Each payment shall be determined by multiplying the balance remaining to the credit of the Deferral Account at the beginning of such twelve-month period (including earnings or interest credited under Paragraph 3(b)) by a fraction, the numerator of which is "1" and the denominator of which is the number of twelve-month periods (including the current period) for which payments are yet to be made. If application of the foregoing would result in a payment for any twelve-month period of less than $12,000 the amount payable for such period shall be at the rate of $12,000 per twelve-month period, until the Deferral Account is exhausted. Any unpaid balance in the Deferral Account shall be credited with earnings or interest as provided in Paragraph 3(b). If the participant is ineligible to receive benefits under the Service Annuity Plan, benefits will begin to be paid on or about the first business day of the month following the later of the month the participant reaches age 65 or actually retires.
                  In any calendar year prior to the calendar year in which payments are scheduled to begin and at least ninety (90) days prior to the date such payments are scheduled to begin, a participant may elect to receive the amounts payable hereunder in such other manner as is acceptable to the Committee, provided that no such election shall accelerate the commencement of benefits. Notwithstanding the foregoing, however, a participant who retires from employment with PECO under any early retirement incentive arrangement or non-recurring reduction in force (including, but not limited to, the 1990 Special Retirement and Service Completion Plan, the 1993 Nuclear Voluntary Retirement Plan, the 1993 Nuclear Voluntary Separation Plan, the 1993 Nuclear Involuntary Separation Plan, the 1994 Voluntary Retirement Incentive Plan ("1994 VRIP") and the 1994 Voluntary Separation Incentive Plan ("1994 VSIP")) may, prior to separation from service with PECO, make a one-time irrevocable election to receive a lump sum distribution of his or her account (or, in the case of a retirement under the 1994 VRIP or VSIP, a distribution paid over a period of three (3) years or in such other manner as may be acceptable to the Committee) in accordance with the terms of such arrangement or reduction in force and, if such election is approved by PECO, receive such a distribution upon his or her retirement. If at any time a participant's employment with PECO is terminated (other than for retirement), unless otherwise directed by the Committee, he or she shall receive his or her account balance (with accrued earnings or interest) in a lump sum upon termination of employment with PECO, determined as of the date of separation from service.
                  Notwithstanding the foregoing, a participant whose employment with PECO was terminated for retirement and who is receiving installment payments of his or her Deferral Account ("a retired participant"), or the beneficiary of a deceased retired participant, may elect to receive 90% of the balance of his or her Deferral Account in a lump sum. The remaining 10% of the balance of his or her Deferral Account shall be forfeited.

                  6. Death Benefits. Each participant shall designate a beneficiary or beneficiaries to receive any payments provided under Paragraphs 3 or 4 after the participant's death. The beneficiaries, and any priority or allocation between them, shall be designated in the manner specified by the Committee. If a participant dies before the entire balance in his or her Deferral Account has been paid out, the remaining balance shall be paid in the same form and number of installments as would have been the case had the participant lived (and terminated his or her employment on the date of his or her death, if he or she died while in the employment of PECO). If the participant is not survived by a designated beneficiary, the participant's beneficiary shall be the participant's spouse, if living, or otherwise, the participant's estate. If a beneficiary survives the participant but dies before the entire balance payable to him or her has been distributed, any remaining balance shall be paid to the beneficiary's estate. In the absence of contrary proof, the participant shall be deemed to have survived any designated beneficiary. A participant may change his or her beneficiary designation under this Paragraph at any time until his or her death by filing a written beneficiary designation with the Company, in the manner specified by the Committee.

                  7. Financial Hardship. The Committee may, in its discretion, direct that a participant be paid an amount in cash (not in excess of the balance of his or her Deferral Account) sufficient to meet a financial hardship. Financial hardship shall mean (a) medical care for the participant, a member of his or her family, or any other person for whom the participant wishes or is legally required to provide such care; (b) education costs for a participant, spouse or child; (c) acquiring, constructing or renovating the participant's principal residence; or (d) other similar substantial and nonrecurring expenses for the welfare of the participant and his or her dependents, as the Committee shall determine in its sole discretion. To preserve the tax benefits of the deferral program, the Committee may require evidence of financial hardship.

                  8. No Assignment or Alienation of Benefits. Except as hereinafter provided with respect to marital disputes, a participant's Deferral Account may not be voluntarily or involuntarily assigned or alienated. In cases of marital dispute, PECO will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a participant agrees to hold PECO harmless from any claim that arises out of PECO's obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

                  9.       Supplemental Pension Benefit.
                           (a)      PECO will supplement a participant's monthly
pension or preretirement death benefit payable under the Service Annuity Plan by the amount which is the difference, if any, between such pension or preretirement death benefit and the monthly pension or preretirement death benefit which would have been payable under the Service Annuity Plan as if:
(i) the provisions of that Plan were administered without regard to the maximum benefit limitations or the maximum compensation limitations imposed under the Internal Revenue Code of 1986, as amended; (ii) for purposes of calculating the participant's benefit under Section 3.1(a) (the "2% accrued" formula), the participant's salary includes in the year payable (whether or not deferred) the amount of any award under PECO's Management Incentive Compensation Plan or the prior Incentive Compensation Plan; (iii) for purposes of calculating the participant's benefit under Section 3.1(b) (the "minimum" formula), the participant's annual base salary includes the amount of any award under PECO's Management Incentive Compensation Plan, whether paid currently or deferred, and in either case imputed ratably over the months worked by the participant in the year earned; and (iv) for purposes of both benefit formulas under the Service Annuity Plan, the participant's salary had not been reduced (whether before or after the Effective Date) in connection with a deferral of cash compensation. In addition, for any participant whose compensation is established by the Board, such supplemental benefit will also reflect the following adjustment: for purposes of calculating the participant's benefit under Section 3.1(b) (the "minimum" formula), the participant's annual base salary shall include the amount of any award under PECO's prior Incentive Compensation Plan, whether paid currently or deferred, and in either case imputed ratably over the months worked by the participant in the year earned. Except as otherwise determined by the Committee, or as otherwise elected by the participant under this Paragraph, supplemental pension and death benefits will be in the same form and paid to the employee (or on his or her behalf, to his or her beneficiaries) in the same manner as payment of retirement and death benefits under the Service Annuity Plan. This supplement shall also reflect to the appropriate extent any post-retirement benefit increases with respect to benefits under the Service Annuity Plan.
                           (b) (1) In any calendar year before the year of retirement but in no event less than ninety days prior to retirement, a participant, while employed by PECO, may elect to receive the present value of all or a portion (in increments of 25%) of the supplemental retirement benefit payable to the participant under Paragraph 9(a) in a lump sum at retirement; provided, however, that no such election shall accelerate the commencement of benefits. Notwithstanding the foregoing, however, a participant who retires from employment with PECO under any early retirement incentive arrangement or non-recurring reduction in force (including, but not limited to, the 1990 Special Retirement and Service Completion Plan, the 1993 Nuclear Voluntary Retirement Incentive Plan, the 1993 Nuclear Voluntary Separation Plan, the 1993 Nuclear Involuntary Separation Plan, the 1994 Voluntary Retirement Incentive Plan and the 1994 Voluntary Separation Incentive Plan) may, prior to separation from service with PECO, make a one-time irrevocable election to receive a lump sum distribution of the present value of all or a portion of the supplemental retirement benefit payable to the participant under Paragraph 9(a) in accordance with the terms of such arrangement or reduction in force and, if such election is approved by PECO, receive such a distribution upon his or her retirement.
                                    (2)     The present value of amounts payable
         in a lump sum pursuant to this
         Paragraph 9(b) will be actuarially determined by discounting the expected stream of annuity payments (based upon the life expectancy of the participant and, if applicable, the life expectancy of the participant's beneficiary as provided under the Contingent Annuity Option of the PECO Service Annuity Plan, determined as of the date of payment under the mortality table used in the most recent actuarial analysis of the PECO Service Annuity Plan) at a rate equivalent to the Pension Benefit Guaranty Corporation (PBGC) Immediate Annuity Rate in effect on January 1 of the year of retirement; provided, however, that a lump sum payable pursuant to a lump sum election made prior to June 1, 1993 (even if such election was later modified to apply to a lesser portion of the amount payable) shall be valued using the PBGC Immediate Annuity Rate in effect during the month in which the election is made, if the use of such rate would result in a larger lump sum payment. Such calculation shall reflect the Contingent Annuity Option benefit under the PECO Service Annuity Plan if the participant otherwise satisfies the conditions for that benefit, but shall not reflect any possible post-retirement benefit increases; provided, however, that, if the participant's Contingent Annuity Option election under the PECO Service Annuity Plan is not irrevocable at the time the lump sum payment is made hereunder, the participant will receive an initial lump sum payment reflecting the Contingent Annuity Option resulting in the smallest lump sum payment from the Deferred Compensation Plan and, at age 65 (or at the participant's death, if earlier), a payment will be made to the participant (or his or her beneficiary) equal to the balance due the participant (which shall be the present value of the difference between the value of the total pension payable to the participant or beneficiary at such time over the sum of the value of benefits payable to the participant or beneficiary under the Service Annuity Plan and the lump sum previously paid, taking into account the Contingent Annuity Option then in effect, the Contingent Annuity Option in effect between retirement and age 65, and increases in benefit payable under the Service Annuity Plan due to adjustment of Internal Revenue Code limitations, and reflecting the interest rate used to calculate the prior lump sum). The specific calculation methodology and manner of payment, which will be made in a manner acceptable to the Committee, will be applied in a uniform, non-discriminatory fashion. An election made pursuant to Paragraph 9(b)(1), once made, shall be irrevocable; provided, however, that a participant who made an election prior to June 1, 1993 to receive the entire supplemental retirement benefit payable to the participant hereunder in a lump sum may, while employed by PECO, make one subsequent election on or after June 1, 1993 to receive less than the full benefit in a lump sum, subject to the timing limitations described in Paragraph 9(b)(1).
                           (c) (1) A participant may elect to have supplemental death benefits under Paragraph 9(a) paid to such beneficiary or beneficiaries as the participant may designate in writing, in the manner specified by the Committee. A change in beneficiary designation may be made at any time until the participant's death, notwithstanding that the form and amount of the benefit may be fixed upon the participant's termination of employment with PECO. In the absence of a written beneficiary designation, death benefits will be paid to the beneficiary or beneficiaries entitled to the participant's survivor and death benefits under the Service Annuity Plan.
                                    (2)     Should a participant who has made a
         lump sum election as described in
         Paragraph 9(b)(1) prior to June 1, 1993 die between the time such election is made and the date payments are scheduled to begin, the present value of supplemental death benefits payable to the participant's beneficiary under Paragraph 9(a) shall be paid in a lump sum to the participant's beneficiary as soon as administratively practicable following the participant's death; provided, however, that the participant has not made a contrary election pursuant to the following sentence. In accordance with procedures prescribed by the Committee, a participant (including a participant described in the preceding sentence), while employed by PECO, may elect, or revoke or change a prior election, to have the present value of all or a portion of the supplemental death benefits payable to the participant's beneficiary under Paragraph 9(a) paid to the beneficiary in a lump sum as soon as administratively practicable following the participant's death; provided, however, that such election, or revocation or change, will not be effective unless made in any calendar year prior to the year in which the participant dies and at least ninety (90) days prior to the date of such participant's death.
                                    (3)  The present value of amounts payable in
         a lump sum pursuant to Paragraph
         9(c)(2) will be actuarially determined by discounting the expected stream of annuity payments (based upon the beneficiary's life expectancy determined as of the date of payment under the mortality table used in the most recent actuarial analysis of the PECO Service Annuity Plan) at a rate equivalent to the Pension Benefit Guaranty Corporation (PBGC) Immediate Annuity Rate in effect on January 1 of the year of the participant's death; provided, however, that a lump sum payable to the beneficiary of a participant who made a lump sum election under this Paragraph 9 prior to June 1, 1993 (even if such election was later modified, or revoked and reinstated, with respect to the participant's beneficiary) shall be valued using the PBGC Immediate Annuity Rate in effect during the month such election was made, if the use of such rate would result in a larger lump sum payment

                  10. Participation in Management Group Deferred Compensation Plan. A participant in the Company's Management Group Deferred Compensation Plan who becomes eligible to participate in the Deferred Compensation Plan shall cease to participate in the Management Group Deferred Compensation Plan, and all benefits payable to the participant with respect to either plan shall be provided under the Deferred Compensation Plan. The participant shall be credited with a Deferral Account under the Deferred Compensation Plan equal to the value of his or her Deferral Account under the Management Group Deferred Compensation Plan, and the participant's supplemental pension benefit (if any) shall be determined as though the employee had participated in the Deferred Compensation Plan during the period he or she was a participant in the Management Group Deferred Compensation Plan. The Committee shall establish such rules and regulations with respect to transferred participants as it deems appropriate to assure that any participant is not disadvantaged by the transfer.

                  11. Amendment or Discontinuance. The Deferred Compensation Plan may be altered, amended, suspended, or terminated at any time by the Board, provided that no such action shall result in the distribution of amounts credited to the Deferral Accounts of all participants in any manner than is otherwise provided in this Plan, nor shall such action reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Committee in its sole discretion, but no such action shall reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

                  12. No Right to Continued Employment. The Deferred Compensation Plan shall not confer upon any person any right to be continued in the employment of PECO.

                  13. Governing Law. The Deferred Compensation Plan shall be governed by the law of the Commonwealth of Pennsylvania.